EXHIBIT 21

Subsidiaries

Name	Ownership	Jurisdiction of Incorporation
Air & Liquid Systems Corporation	100% owned by Ampco-Pittsburgh Corporation	Pennsylvania

Ampco-Pittsburgh Securities V Investment Corporation	100% owned by Ampco-Pittsburgh Corporation	Delaware

Ampco-Pittsburgh Securities V L.L.C.	100% owned by Ampco-Pittsburgh Corporation	Delaware

Union Electric Steel Corporation	100% owned by Ampco-Pittsburgh Securities V L.L.C.	Pennsylvania

Union Electric Steel B.V.B.A.	100% owned by 3048568 Nova Scotia Company	Belgium

The Davy Roll Company Limited	100% owned by Ampco UES Sub, Inc.	England

Union Electric Steel UK Limited	100% owned by The Davy Roll Company Limited	England

Union Electric Steel (Hong Kong) Limited	100% owned by Union Electric Steel Corporation	Hong Kong

The financial statements of all subsidiaries have been consolidated with those of the Corporation. Names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

ampco pittsburgh | 2011 annual report